Van Kampen Municipal Opportunity Trust II
                Item 77(o) 10f-3 Transactions
              October 1, 2001 - March 31, 2002


Security     Date    Shares   Total         Purchas  Broker
             of      Purchas  Issued        ed
             Purcha  ed                     By Fund
             se
Brazo River  11/07/  1,500,0  564,555,000    0.27%   Lehman
TX Auth      01         00
Pollution
Control